EXHIBIT 10.1

EXECUTION COPY

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (the “Agreement”) is entered into as of April 30, 2021 (the “Effective Date”), by and between JINGER MCPEAK, an individual residing in Broken Arrow, Oklahoma (“McPeak”), and HELIOS TECHNOLOGIES, INC. (together with its subsidiaries, the “Company”), a Florida corporation.

W I T N E S E T H:

WHEREAS, the Company and McPeak have agreed to McPeak’s resignation from the Company and the Board of Directors has determined that she will be afforded the separation benefits as set forth in the Executive Officer Severance Agreement dated June 14, 2019 (“Severance Agreement”); and

WHEREAS, the Company and McPeak have agreed upon the terms for an orderly transition and the continuation of certain services by McPeak, as hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, McPeak and the Company (individually, each a “Party” and collectively, the “Parties”), intending to be legally bound hereby, agree as follows:

1.Separation from Service.

a.On June 1, 2021 (“Separation Date”), McPeak’s employment shall terminate as the President, Electronic Controls and McPeak shall submit to the Company’s Secretary her resignation, in the form provided by the Company, from all positions with the Company and its Affiliates, including any and all positions held at subsidiaries of the Company.

b.As required by Section 3(b) of the Severance Agreement, promptly after the Separation Date, McPeak shall return to the Company all copies, whether in written, electronic or other form or media, of the Company’s Proprietary Information, or destroy (at McPeak’s option) all such copies and promptly confirm in writing to the Company that such Proprietary Information has been destroyed. In addition, McPeak shall also return or destroy  all copies of any notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations and other materials prepared by or for McPeak that contain, are based on, or otherwise reflect or are derived from, in whole or in part, the Company’s Proprietary Information, and promptly confirm in writing to the Company that such copies have been destroyed. Additionally, promptly after the Separation Date, McPeak shall return to the Company all property belonging to the Company.

2.Transition Period. From the Separation Date until the first anniversary thereof, McPeak shall perform transition services as requested by the Company’s Board or its Chief Executive Officer. Without limiting the foregoing, during such one-year period, McPeak shall cooperate with the Company in the transition of her responsibilities to other officers and shall undertake all actions in connection therewith reasonably requested by the Company. The Parties agree that such services shall be nominal and primarily require information exchanges, introductions to third parties and responses to other requests that can generally be handled remotely by McPeak. McPeak agrees and covenants that, she shall, to the extent reasonably requested in writing by the Company, cooperate in good faith with and assist the Company in the pursuit or defense of any claim, administrative charge, or cause of action by or against the Company or any of its subsidiaries or affiliates as to which McPeak, by virtue of her employment with the Company, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse McPeak for her reasonable out-of-pocket expenses in complying with this Section.

a.Compensation. Upon receipt of McPeak’s resignations as required by Section 1(a), and subject to the terms of this Agreement, including but not limited to the satisfaction of the requirements in Section 3, the Company shall be obligated to timely pay all compensation and benefits as outlined in Paragraph 5 of the Severance Agreement and as further set forth in Exhibit A attached hereto and incorporated by reference herein. The Severance Agreement is attached hereto as Exhibit B and incorporated by reference herein. In the event the company intends to cease any payments to McPeak under this Agreement, the Company shall inform McPeak of such intent and provide McPeak seven (7) calendar days to cure any breach that would result in the Company suspending any payments under the Agreement. The Company shall have all rights and remedies available to it in the event McPeak fails to cure within the seven (7) day period.

3.Restrictive and Other Affirmative Covenants.

a.McPeak acknowledges and reaffirms the restrictive covenants set forth in the Restricted Stock Unit (and Stock Option) Agreements dated February 22, 2019, February 28, 2020, and January 28, 2021 (“RSU Agreements”) which shall remain in full force and effect. For the avoidance of doubt, the Restricted Period as defined in the RSU Agreements shall commence on June 2, 2021 and terminate on June 1, 2022.

4.Independent Obligations. It is understood by and between the Parties hereto that the foregoing covenants by McPeak contained in Section 3 of this Agreement shall be construed to be agreements independent of any other element of McPeak’s employment with the Company. The existence of any claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the Parties shall not constitute a defense to the enforcement of the covenants in this Agreement against McPeak, and the Company’s breach of any term of this Agreement or any other obligation does not waive or release McPeak from the restrictions contained in Section 3.

5.Remedies.

a.McPeak acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of any of the provisions of Section 3 herein would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Company. In recognition of this fact, in the event of a breach by McPeak of any of the provisions of Section 3, McPeak agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, the Company, without posting any bond, shall be entitled to obtain, and McPeak agrees not to oppose the Company’s request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

b.In addition to other remedies described in this Agreement, if at any time McPeak breaches Section 3, the Company may cease making that payments contemplated by Section 2(a) that remain unpaid and McPeak shall promptly refund to the Company all amounts previously paid to McPeak pursuant to Section 2.

c.Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach. The Company agrees to provide McPeak with written notice of any alleged breach and, in the event McPeak is unable to cure any alleged breach within seven (7) calendar days, the Company shall have all rights and remedies available to it with respect to the alleged breach.

d.Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

6.General Release. McPeak’s entitlement to the benefits set forth in this Agreement shall be contingent upon McPeak’s execution and return to the Company on the Separation Date of a General Release, in the form of Exhibit C attached hereto and incorporated herein by reference.

7.Indemnification Agreement. The Indemnification Agreement between the Company and McPeak dated as of April 20, 2020, shall survive the entry of this Agreement and, pursuant to Section 17 of the Indemnification Agreement, the Indemnification Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an officer of the Company or of any other enterprise at the Company’s request.

8. 8-K. McPeak acknowledges the Company’s obligation to disclose her separation of employment by filing a Form 8-K with the SEC within four days of the date hereof, and McPeak agrees to such filing and disclosure. Furthermore, McPeak acknowledges that the Company is required to file a copy of this Agreement with the SEC and make disclosure of its terms in accordance with the regulations of the SEC, which the Company shall file and make in its Form 10-Q for the period ending July 3, 2021, and McPeak agrees to such filing and disclosure.

9.Non-Disparagement. Except as otherwise required by law, (i) McPeak shall not make, publish, or disseminate any derogatory statements or comments about the Company or any of its Affiliates, or any of their past or present officers, directors, employees, vendors, partners, suppliers or customers, or take any action which a reasonable person would expect would impair the good will, business reputation, or good name of any of them; and (ii) the Board of Directors and the Company’s Section 16 officers shall not make, publish, or disseminate any derogatory statements or comments about McPeak, or take any action which a reasonable person would expect would impair her good will, business reputation, or good name.

10.Assumption of Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree in writing to perform this Agreement. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and, provided that McPeak has complied with and is not in breach of her obligations under this Agreement, (i) McPeak shall be entitled to immediate payment in an amount equal to the amounts that remain unpaid pursuant to Section 2(a). As used in this Section 10, “Company” shall mean the Company as herein above defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise; and the date on which any such succession becomes effective shall be deemed to be the date on which McPeak shall receive the compensation and benefits described herein from the successor.

11.Waiver. Unless agreed in writing, the failure of either Party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either Party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

12.Mediation and Arbitration.

a.Mediation. Except as provided in Section 5, if there is any dispute or disagreement between the Parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement or any other agreement entered into in connection herewith (a “Dispute”), then the Parties shall attempt in good faith to resolve their dispute through mediation (“Mediation”) in Sarasota County, Florida, before a single mediator selected by the Party asserting the claim, subject to the reasonable consent of the Party against whom the claim is asserted. The Company shall be represented at the Mediation by an officer of the Company with full authority to agree to the resolution of the dispute. Florida law shall be used for purposes of determining the obligations of the Parties and interpreting this Agreement at the Mediation. The mediator’s fees, and any costs and expenses of the mediator, shall be borne equally by the Company and McPeak. All negotiations pursuant to this Section 12 shall be considered confidential settlement discussions, and neither Party may offer into evidence, mention or otherwise use statements made in connection with such negotiations in any subsequent alternative dispute resolution proceeding or litigation. If, after the thirtieth (30th) day after the above-referenced meeting to resolve the Dispute, either McPeak or the Company believes that the Dispute cannot be resolved through negotiation, then such Party may submit the Dispute to arbitration under Section 12(b) by filing a request for arbitration with the American Arbitration Association, or such other nationally recognized alternative dispute resolution firm upon which McPeak and the Company mutually agree in writing (the “ADR Firm”), and delivering a copy of such request for arbitration to the other.

b.Arbitration.

i.

Rules. Any Dispute that is not resolved by negotiation shall exclusively be resolved by binding arbitration administered by the ADR Firm under the Commercial Arbitration Rules of the ADR Firm in effect as of the date hereof (the “Arbitration Rules”), except to the extent otherwise expressly set forth in this Section 12. All proceedings related to such arbitration shall be held in Sarasota, Florida, unless the Parties otherwise agree in writing.

ii.

Arbitrators. The arbitration proceedings shall be conducted by a single arbitrator (the “Arbitrator”), whom shall be an attorney experienced in commercial disputes. If the Parties cannot agree upon the identity of the arbitrator within ten (10) business days after the date on which a request for arbitration is filed with the ADR Firm, then the arbitrator shall be selected by the ADR Firm in accordance with the Arbitration Rules. If the

Parties disagree as to whether an arbitrator meets the criteria for arbitrators under this Section 12, then the ADR Firm shall determine whether such criteria are met.
iii.

Procedures; No Appeal. The Arbitrator shall allow such discovery as it determines appropriate under the circumstances and shall resolve the Dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the Arbitrator. The Arbitrator shall give the Parties written notice of the decision, with the legal and factual reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any Party so requests within ten (10) days after the decision. Thereafter, the decision of the Arbitrator shall be final, binding and nonappealable with respect to all Parties, including Parties who failed or refused to participate in the arbitration process.

iv.

Entry of Judgment. Judgment upon the decision and award rendered by the Arbitrator may be entered in any court of competent jurisdiction. Each Party agrees to take or cause to be taken all actions necessary to implement the decision and award rendered by the ADR Firm.

v.	Confidentiality. All proceedings under this Section 12 and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all Parties and by the ADR Firm.
vi.	Equitable Relief. The Company may, in its discretion, apply to a court of competent jurisdiction for equitable relief as contemplated by Section 5, including to enforce the provisions of Section 3.

c.Nothing in this Agreement is intended to prevent McPeak from defending herself in a lawsuit brought against her.

13.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision, or part thereof, of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, rule, public policy or court determination in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision of Section 3 hereof is unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the scope or duration of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

14.Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

15.Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand, (b) when received by the addressee if sent by a nationally recognized overnight courier, (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

If to McPeak:	Jinger McPeak
8405 S. 6th Street
Broken Arrow, OK 74011

If to the Company:Helios Technologies, Inc.

1500 West University Parkway

Sarasota, Florida 34243

Attention: Melanie Nealis, Esq.

Chief Legal and Compliance Officer and Secretary

16.General Terms and Conditions. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same agreement. Electronic or facsimile copies of this Agreement fully executed shall be deemed an original for all purposes, and the Parties waive the “best evidence” rule or any similar law or rule in any proceeding in which this Agreement shall be presented as evidence. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without regard to its conflicts of laws provision. If any legal action or proceeding is commenced to enforce the terms, policies, representations or warranties herein, the prevailing Party shall be entitled to recover its attorneys’ fees and costs from the other Party. The U.S. District for the Middle District of Florida, or if such court lacks jurisdiction, the Twelfth Judicial Circuit (or its successor) in and for Sarasota County Florida, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof. This Agreement may not be changed, altered, modified or amended except in writing signed by both Parties. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

17.Older Workers’ Benefit Protection Act Provisions. In accordance with the requirements of the Older Workers’ Benefits Protection Act, McPeak expressly acknowledges the following:

a.Consideration. The consideration provided pursuant to this Agreement is in addition to any consideration that she would otherwise be entitled.

b.Independent Legal Counsel. McPeak has been advised and encouraged to consult with an attorney before signing this Agreement. McPeak acknowledges that if she desired to, McPeak had an adequate opportunity to do so.

c.Consideration Period. McPeak has 21 calendar days from the date the original Agreement was given to her, to consider this Agreement before signing it.  McPeak may use as much or as little of this 21-day period as McPeak wishes before signing. If McPeak does not sign and return this Agreement within this 21-day period, it shall not become effective or enforceable and McPeak shall not receive all of the benefits described in this Agreement.

d.Revocation Period and Effective Date. McPeak has seven (7) calendar days after signing this Agreement to revoke it. To revoke this Agreement after signing it, McPeak must deliver a written notice of revocation to the Company before the seven (7) day period expires. This Agreement shall not become effective until the eighth (8th) calendar day after McPeak signs it (“Revocation Expiration Date”). If McPeak revokes this Agreement, it shall not become effective or enforceable and McPeak shall not receive the benefits described in this Agreement.

[Remainder of this page intentionally left blank; signatures to follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date and year first above written.

HELIOS TECHNOLOGIES, INC.
By:		By:
	JINGER MCPEAK		Josef Matosevic, President & Chief Executive Officer

EXHIBIT A

COMPENSATION AND BENEFITS

Provided that McPeak submits her resignation as President, Electronic Controls as required by Section 1(a), and subject to the terms of this Agreement, including but not limited to the satisfaction of the requirements in Section 3 and following the revocation period set forth in Section 17(d), McPeak shall be entitled to receive the following payments and benefits:

i.continuation of McPeak’s annual base salary at the time of termination for the twelve (12) month period following the date of the Effective Date, payable bi-weekly according to the Company’s normal payroll cycle ($306,000 for 12 months), paid through June 30, 2022;

ii.the target value at the time of grant of the annual short-term incentive compensation award to McPeak granted during the current fiscal year (2021 target at 45% of $306,000, awarded as if earned is $137,700), payable within fifteen (15) days following the expiration of the period in which McPeak has the right to revoke the Release described in Section 6;

iii.the vesting of 5,418 Restricted Stock Units awarded on April 27, 2020 to occur in accordance with the terms of the Special Retention Restricted Stock Unit Agreement, dated as of April 27, 2020, by and between the Company and McPeak on April 27, 2022.; and

iv.continuation of medical, dental, life, disability and hospitalization benefits after termination pursuant to the Consolidated Omnibus Budget Reconciliation Act, for a period of twelve (12) months following the Separation Date.

EXHIBIT B

EXECUTIVE OFFICER SEVERANCE AGREEMENT

EXHIBIT C

GENERAL RELEASE

In consideration of the payments made and to be made to McPeak under the Separation Agreement dated as of June 1, 2021 (the “Separation Agreement”), and the mutual promises contained in that Agreement, McPeak, individually, and on behalf of, as applicable, McPeak’s current, former, and successor agents, representatives, guardians, heirs, assigns, successors, executors, administrators and insurers does hereby irrevocably release, acquit, and discharge HELIOS TECHNOLOGIES, INC. (the “Company”) and the Other Released Parties (as defined below), from any and all Claims and Controversies (as defined below); provided, however, that this Release will not limit or release (i) McPeak’s rights under this Separation Agreement or McPeak’s rights under the Executive Officer Severance Agreement dated June 14, 2019 that survive the Effective Date, (ii) McPeak’s rights to indemnification from any Other Released Party in respect of her services as an officer or employee of any Other Released Party (or of any entity for which McPeak has served in any such capacity or a similar capacity at the request of the Company) as provided by law, that certain Indemnification Agreement dated as of April 20, 2020, by and between the Company and McPeak (the "Indemnification Agreement"), the certificates of incorporation or bylaws (or like constitutive documents) of any Other Released Party or McPeak’s rights to payment under any director's and officer's liability insurance carried by the Company or the Other Released Parties from time to time, (iii) McPeak’s rights under the Restricted Stock Unit Agreement dated February 22, 2019, the Restricted Stock Unit and Stock Option Agreements dated February 28, 2020 and January 28, 2021, and Special Retention Restricted Stock Unit Agreement dated April 27, 2020, (collectively the “RSU Agreements”), any incentive, savings, stock option, equity-based, profit sharing and retirement plans, practices, policies and programs in which McPeak participated prior to the Effective Date (collectively, "Investment  Plans") or any agreement entered into in order to evidence rights granted pursuant to an Investment Plan, (iv) McPeak’s entitlement, if any, to continued medical and dental insurance coverage under and pursuant to COBRA, or (v) any rights of McPeak under any welfare benefit plan, practice or program provided by the Company (including medical, prescription, dental, short-term and long-term disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in which McPeak participated prior to the Effective Date.

1)Certain Definitions.

a)“Other Released Parties” means the Company and its Affiliates, each of their respective predecessors and successors, and each of their past, present and future employees, officers, directors, shareholders, trustees, owners, partners, members, representatives, administrators, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs).

b)“Claims and Controversies” means any and all claims, debts, damages, demands, liabilities, benefits, suits in equity, complaints, grievances, obligations, promises, agreements, rights, controversies, costs, losses, remedies, attorneys’ fees and expenses, back pay, front pay, severance pay, percentage recovery, injunctive relief, lost profits, emotional distress, mental anguish, personal injuries, liquidated damages, punitive damages, disability benefits, interest, expert fees and expenses, reinstatement, other compensation, suits, appeals, actions, and causes of action, of whatever kind or character, including without limitation, any dispute, claim, charge, or cause of action arising under the Civil Rights Act of 1964, Title VII (including the Civil Rights Act of 1991 and the Pregnancy Discrimination Act of 1979), the Civil Rights Act of 1866, 42 U.S.C. §§ 1981, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act, the Consolidated Budget and Reconciliation Act of 1985, the Fair Labor Standards Act, the Family and Medical Leave Act, the Labor Management Relations Act, the Employee Polygraph Protection Act, the Racketeer Influenced and Corrupt Organizations Act, the Occupational Safety and Health Act, the Electronic Communications Privacy Act, the Uniform Services Employment and Re-Employment Rights Act, the Sarbanes-Oxley Act, the Oklahoma Anti-Discrimination Act, including 25 Okla. Stat. §§ 1201 et seq., and Oklahoma Administrative Code § 335, Ch. 15, Subchapter 3, the Genetic Information Non-Discrimination Act, all other applicable state and federal fair employment laws, state and federal equal employment opportunity laws, and state and federal labor statutes and regulations, and all other constitutional, federal, state, local, and municipal law claims, whether statutory, regulatory, or common law, other breach of express or implied contract, wrongful discharge in violation of public policy, breach of covenant of good faith and fair dealing, promissory estoppel, quantum meruit, fraud, fraud in the inducement, fraud in the factum, statutory fraud, negligent misrepresentation, defamation, libel, slander, slander per se, retaliation, tortuous interference with prospective contract, tortuous interference with business relationship, tortuous interference with contract, invasion of privacy, intentional infliction of emotional distress, and any other common law theory of recovery, whether legal or equitable, negligent or intentional), or otherwise, whether known or unknown to McPeak or the Company, foreseen or unforeseen, fixed or contingent, liquidated or unliquidated, directly or indirectly arising out of or relating to any and all disputes now existing between McPeak on the one hand, and the Company or the Other Released Parties on the other hand, whether related to or in any way growing out of, resulting from or to result from McPeak’s employment with and/or termination from the Company, for or because of any matter or thing done, omitted, or allowed to be done by the Company or the Other Released Parties, as applicable, for any incidents, including those past and present, which existed or may have existed at any time prior to and/or contemporaneously with the execution of this Release, including all past, present, and future damages, injuries, costs, expenses, attorney’s fees, other fees, effects and results in any way related to or connected with such incidents.

c)Other capitalized terms contained herein that are not defined herein shall have the meaning assigned to them in the Separation Agreement.

2)McPeak understands that McPeak is releasing Claims and Controversies of which McPeak may not be aware. This is McPeak’s knowing and voluntary intent, even though McPeak recognizes that someday McPeak might learn that some or all of the facts that McPeak currently believes to be true are untrue and even though McPeak might then regret having signed this Release. Nevertheless, McPeak is assuming that risk and McPeak agrees that this Release shall remain effective in all respects in any such case. It is further understood and agreed that McPeak is waiving all rights under any statute or common law principle which otherwise limits application of a general release to claims which the releasing party does not know or suspect to exist in her favor at the time of signing the release which, if known by her, would have materially affected her settlement with the Person being released and McPeak understands the significance of doing so.

3)McPeak warrants that she has not filed any complaints, charges or claims for relief against the Company with any local, state or federal court or administrative agency that are currently outstanding. McPeak further agrees and covenants not to sue, or to bring any claims or charges against, the Company with respect to any matter arising at the time of McPeak’s execution of this Agreement or covered by the release set forth above, and not to assert against the Company in any action, suit, litigation or proceeding any matter arising before McPeak’s execution of this Agreement or covered by the release set forth above.

Nothing in this Agreement (i) limits or affects McPeak’s right to challenge the validity of this Agreement; (ii) prevents or precludes McPeak from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information; or (iii) prevents Employee from exercising her rights under Section 7 of the National Labor Relations Act (“NLRA”) to engage in protected, concerted activity with other employees, although by signing this Agreement McPeak waives any right to recover any individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by McPeak or on her behalf by any third party, either individually, or as part of any class or collective action, except for any right McPeak may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.

4)Participation in Litigation, Governmental Proceedings and Protected Activity. No provision of this Agreement shall be construed or enforced in a manner that would prevent McPeak from testifying fully and truthfully under oath in any court, arbitration, governmental or administrative agency proceeding, or from providing complete and truthful information in the course of any government investigation. No provision of this Agreement shall be construed or enforced in a manner that would interfere with McPeak’s rights under the NLRA to discuss or comment on terms and conditions of employment.

5)McPeak agrees that she has been paid and/or has received from the Company all compensation, wages, bonuses, commissions, leave (paid or unpaid) and/or benefits to which she may be entitled and that no other compensation, wages, bonuses, commissions, leave (paid or unpaid) and/or benefits are or shall be due to her, except as provided for in the Separation Agreement. McPeak furthermore affirms that she has no known workplace injuries or occupational disease and has been provided and/or has not been denied any leave requested under the Family Medical Leave Act.

Date:  June 1, 2021

JINGER MCPEAK